Rebalancing Tracker Notes Linked to a Basket of Indices

Indicative Terms as of December 1, 2011

CUSIP: 2515A1E49

Issuer: Deutsche Bank AG, London

Maturity/Tenor: 5 years

Basket: The securities are linked to the performance of a weighted basket of nine indices (each, a "**Basket Index**" and, collectively, the "**Basket Indices**"): the Deutsche Bank Commodity Booster-Dow Jones-UBS Excess Return After Cost TV 14 Index™ (the "**Booster Index**"), the Deutsche Bank Liquid Commodity Momentum Index™ (the "**Momentum Index**"), the Deutsche Bank Commodity Harvest-10 USD ERAC Index™ (the "**Harvest Index**"), the Deutsche Bank Trends x12 Excess Return Index (the "**Trends Index**"), the Deutsche Bank Equity Mean Reversion Alpha Index ("**EMERALD**"), the Deutsche Bank US Volatility Harvest Excess Return Index (the "**Volatility Harvest Index**"), the Deutsche Bank Haven Plus Excess Return Index (the "**Haven Index**"), the Deutsche Bank X-Alpha USD Excess Return® Index (the "**X-Alpha Index**", together with the Booster Index, the Momentum Index, the Harvest Index, the Trends Index, EMERALD, the Volatility Harvest Index, the Haven Index, and the X-Alpha Index, each, a "**Rebalancing Index**" and, collectively, the "**Rebalancing Indices**") and the Deutsche Bank Fed Funds Total Return Index (the "**Fed Funds Index**").

Basket Index	Ticker Symbol	Initial Index Notional Exposure	Rebalancing Index Weight
Fed Funds Index	DBMMFED1	$1,000.00	N/A
Booster Index	DBCMBTVN	$250.00	5.00%
Momentum Index	DBCMMOUE	$800.00	16.00%
Harvest Index	DBCMHVEG	$800.00	16.00%
Trends Index	DBTRDUSX	$1,000.00	20.00%
EMERALD	DBVEMR	$750.00	15.00%
Volatility Harvest Index	DBVEHUE	$550.00	11.00%
Haven Index	DBHVPER	$300.00	6.00%
X-Alpha Index	DBGLXAE	$550.00	11.00%

Redemption Amount: Total Index Notional Exposure – $5,000

Total Index Notional Exposure: The sum of the Index Notional Exposure for each Basket Index

Index Notional Exposure: On any Observation Date, the Final Valuation Date, Investor Redemption Valuation Date or the Redemption Trigger Valuation Date (each, a "**Valuation Date**"), the Index Notional Exposure for each of the **Rebalancing Indices** is calculated as follows:

- If the Reference Level for the relevant Rebalancing Index on such Valuation Date is greater than zero, (a) (i) the sum of the Index Notional Exposure for each of the Rebalancing Indices on the immediately preceding Observation Date *plus* (ii) the sum of the Additional Index Amount for each of the Rebalancing Indices on such Valuation Date, *multiplied by* (b) the Rebalancing Index Weighting of the applicable Rebalancing Index, *divided* by (c) the sum of the Rebalancing Index Weightings of all the Rebalancing Indices for which the respective Reference Level on such Valuation Date is greater than zero.
- If the Reference Level for the relevant Rebalancing Index on such Valuation Date is equal to zero, $0.

On the Final Valuation Date, Investor Redemption Valuation Date or the Redemption Trigger Valuation Date, the Index Notional Exposure for the **Fed Funds Index** is calculated as follows:

$1,000 x (Fed Funds Index Return + 1)

Best Case Scenario

If the Total Index Notional Exposure, calculated on the Final Valuation Date, is greater than $6,000, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities that reflects the appreciation of the Basket, reduced by the respective Adjustment Factors of the Basket Indices.

Worst Case Scenario

If the Redemption Amount on any trading day during the period from but excluding the Trade Date to and including the fourth trading day immediately preceding the Final Valuation Date is less than $700, the securities will be redeemed by the Issuer for the Redemption Amount calculated as of the Redemption Trigger Valuation Date, which may be significantly less than $700 and could be zero.

Benefits

- Exposure to any potential appreciation of the Basket, reduced by the respective Adjustment Factors of the Basket Indices
- Investor Early Redemption right

Risks

- Full downside exposure to the Basket Indices on a leveraged basis
- Potential early exit with mandatory loss due to Redemption Trigger Event
- No coupon payment and no guarantee of return
- Strategy risks of the Basket Indices
- Equity, commodity and currency market risks
- Issuer credit risk

Important Dates

Offering Period:........December 1, 2011- December 14*, 2011

Trade Date: ....December 14*, 2011

Settlement Date: .... December 19*, 2011

Final Valuation Date: ....December 14*, 2016

Maturity Date: ....December 19*, 2016

*Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.

ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated December 1, 2011

NOT FDIC INSURED OR GUARANTEED
MAY LOSE VALUE * NO BANK GUARANTEE
NOT A DEPOSIT
NOT INSURED OR GUARANTEED BY ANY FEDERAL GOVERNMENTAL AGENCY

Additional Index    On any Valuation Date, the Additional Index  Amount for    Redemption Trigger   $700
Amount:             each  of  the  Rebalancing  Indices  is  calculated  as    Amount:
                    follows:                                                   Redemption Trigger   A Redemption  Trigger  Event occurs if the
                                                                               Event:               Redemption   Amount  on  any  trading  day
                      o   If  the  Index   Notional   Exposure  for  the                            during the  period  from,  but  excluding,
                          relevant  Rebalancing  Index  on the  immediately                         the  Trade  Date to,  and  including,  the
                          preceding  Observation Date is greater than zero,                         fourth trading day  immediately  preceding
                          the product of (i) such Index  Notional  Exposure                         the Final  Valuation  Date,  calculated as
                          and  (ii)  the  Period   Index  Return  for  such                         if such  trading  day were the  Redemption
                          Rebalancing Index.                                                        Trigger  Valuation  Date, is less than the
                      o   If  the  Index   Notional   Exposure  for  the                            Redemption     Trigger     Amount.     The
                          relevant  Rebalancing  Index  on the  immediately                         "Redemption  Trigger  Valuation Date" will
                          preceding Observation Date is equal to zero, $0.                          be  the  second   trading  day  after  the
                                                                                                    trading day on which a Redemption  Trigger
Period Index        On any Valuation Date, the Period Index Return for the                          Event  occurs.   The  securities  will  be
Return:             Rebalancing Indices is calculated as follows:                                   redeemed by the Issuer for the  Redemption
                                                                                                    Amount  calculated  as of  the  Redemption
            Reference Level on such Valuation Date x Adjustment Factor                              Trigger  Valuation Date, with payment made
           (----------------------------------------------------------) - 1                         on the  date  that is five  business  days
             Reference Level on the immediately preceding Observation                               after  the  Redemption  Trigger  Valuation
                                      Date                                                          Date  (the  "Redemption   Trigger  Payment
                                                                                                    Date" ).
Fed Funds         Final Reference Level x Fed Funds Adjustment Factor
Index Return    (-----------------------------------------------------) - 1    Investor Early       You  will  have  the  right to cause us to
                              Initial Reference Level                          Redemption:          redeem  your  securities  in  whole  or in
                                                                                                    part,   for  the   Redemption   Amount  by
Initial Reference   For each Basket  Index,  the  Reference  Level for such                         submitting  a  notice  of your  intention,
Level:              Basket Index on the Trade Date                                                  indicating  the number of  securities  (in
Final Reference     For  purposes  of  calculating  the  Redemption  Amount                         integral  Face Amount of $1,000),  to your
Level:              payable on the Maturity Date,  the  Redemption  Trigger                         broker in  accordance  with your  broker's
                    Payment Date or the Investor  Redemption  Payment Date,                         instructions    so   that    we    receive
                    the Reference Level for the respective  Basket Index on                         notification of your intention  during the
                    the  Final  Valuation  Date,  the  Redemption   Trigger                         applicable  Election Period (as defined in
                    Valuation  Date or the  Investor  Redemption  Valuation                         "General   Terms  of  the   Securities   -
                    Date, as applicable.                                                            Investor  Early  Redemption" in term sheet
Reference Level:    For  each  Basket  Index,  the  closing  level  of such                         No.  1357/A).  If you exercise  your early
                    Basket Index on the applicable trading day                                      redemption  right,  the Redemption  Amount
Adjustment          Fed Funds Adjustment         =  0.9975                                          payable   on   the   applicable   Investor
Factors:            Factor                                                                          Redemption    Payment    Date    will   be
                    Booster Adjustment Factor    =  1 -  (0.01  x  (Days  /                         calculated  using the Reference Levels and
                                                    365))                                           Adjustment   Factors  of  the   respective
                    Momentum Adjustment Factor   =  1 -  (0.01  x  (Days  /                         Basket   Indices   on  the   corresponding
                                                    365))                                           Investor  Redemption  Valuation  Date. See
                    Harvest Adjustment Factor    =  1 -  (0.01  x  (Days  /                         "General   Terms  of  the   Securities   -
                                                    365))                                           Investor  Early  Redemption" in term sheet
                    Trends Adjustment Factor     =  1 -  (0.01  x  (Days  /                         No. 1357/A.
                                                    365))
                    EMERALD Adjustment Factor    =  1 -  (0.01  x  (Days  /    Investor             March   14*,   2012,   June   14*,   2012,
                                                    365))                      Redemption           September 14*,  2012,  December 14*, 2012,
                    Volatility Harvest           =  1 -  (0.01  x  (Days  /    Valuation Dates:     March   14*,   2013,   June   14*,   2013,
                    Adjustment Factor               365))                                           September 16*,  2013,  December 16*, 2013,
                    Haven Adjustment Factor      =  1 -  (0.01  x  (Days  /                         March   14*,   2014,   June   16*,   2014,
                                                    365))                                           September 15*,  2014,  December 15*, 2014,
                    X-Alpha Adjustment Factor    =  1 -  (0.01  x  (Days  /                         March   16*,   2015,   June   15*,   2015,
                                                    365))                                           September 14*,  2015,  December 14*, 2015,
                    For the  Rebalancing  Indices,  on each Valuation Date,                         March   14*,   2016,   June   14*,   2016,
                    "Days"  equals the number of  calendar  days from,  and                         and September  14*,  2016.
                    including,  the immediately  preceding Observation Date
                    to, but excluding, such Valuation Date.                    Investor             March   16*,   2012,   June   18*,   2012,
                                                                               Redemption Payment   September 18*,  2012,  December 18*, 2012,
                                                                               Dates:               March   18*,   2013,   June   18*,   2013,
                                                                                                    September 18*,  2013,  December 18*, 2013,
                                                                                                    March   18*,   2014,   June   18*,   2014,
                                                                                                    September 17*,  2014,  December 17*, 2014,
                                                                                                    March   18*,   2015,   June   17*,   2015,
                                                                                                    September 16*,  2015,  December 16*, 2015,
                                                                                                    March   16*,   2016,   June   16*,   2016,
                                                                                                    and September  16*,  2016.

                                                                               Observation Dates:   March   14*,   2012,   June   14*,   2012,
                                                                                                    September 14*,  2012,  December 14*, 2012,
                                                                                                    March   14*,   2013,   June   14*,   2013,
                                                                                                    September 16*,  2013,  December 16*, 2013,
                                                                                                    March   14*,   2014,   June   16*,   2014,
                                                                                                    September 15*,  2014,  December 15*, 2014,
                                                                                                    March   16*,   2015,   June   15*,   2015,
                                                                                                    September 14*,  2015,  December 14*, 2015,
                                                                                                    March   14*,   2016,   June   14*,   2016,
                                                                                                    September  14*,  2016  and  December  14*,
                                                                                                    2016.

Securities Fact Sheet

Selected Risk Factors

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS ON A LEVERAGED BASIS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Basket Indices. Because the securities provide a total notional exposure of $6,000 on the Trade Date for each $1,000 Face Amount of securities, your investment will be fully exposed to any decline in the Basket Indices on a combined basis resulting in a leveraged loss on your investment. In particular, any positive performance of a Basket Index may be offset by negative performance of other Basket Indices, and the Redemption Amount could decline very rapidly if all Basket Indices decline simultaneously. In addition, the Adjustment Factors will reduce the Redemption Amount payable in respect of the securities, whether the performance of any Basket Index is positive or negative. You will lose some or all of your initial investment if the Redemption Amount is less than $1,000 per $1,000 Face Amount of securities.

CREDIT RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to risks relating to the creditworthiness of Deutsche Bank AG.

QUARTERLY REBALANCING OF THE REBALANCING INDICES MAY MAGNIFY YOUR EXPOSURES TO DECREASES IN THESE BASKET INDICES AND REDUCE YOUR EXPOSURE TO INCREASES IN THESE BASKET INDICES — Investors will have weighted notional exposures to the Rebalancing Indices on the Trade Date based on their respective Rebalancing Index Weights. The Rebalancing Indices will be rebalanced on each quarterly Observation Date by resetting investors’ notional exposure to each Rebalancing Index to again reflect its respective Rebalancing Index Weight, but at a level arrived at by taking into account the combined performance of the Rebalancing Indices over the previous three months, adjusted by their respective Adjustment Factors. Inve stors’ notional exposure to the Fed Funds Index will not be adjusted on any quarterly Observation Date. The quarterly rebalancing of investors' notional exposures to the Rebalancing Indices to reflect their respective Rebalancing Index Weights provides higher exposure to those Rebalancing Indices that have fallen in index levels and lower exposure to those Rebalancing Indices that have risen in index levels.

WE WILL REDEEM THE SECURITIES PRIOR TO THE MATURITY DATE IF A REDEMPTION TRIGGER EVENT OCCURS — If a Redemption Trigger Event occurs, we will redeem the securities for the Redemption Amount on the Redemption Trigger Payment Date. The Redemption Amount payable on the Redemption Trigger Payment Date will be calculated using the Redemption Amount on the Redemption Trigger Valuation Date. Such Redemption Amount will be substantially less than your initial investment in the securities, and could be zero. If the Redemption Amount is less than the Redemption Trigger Amount on any trading day from the Trade Date to the fourth trading day immediately prior to the Final Valuation Date, a Redemption Trigger Event has occurred, your Redemption Amount will be determined on the Redemption Trigger Valuation Date and you will lose a significant portion of your initial investment and you may lose your entire initial investment. In addition, you will not benefit from any increase in the Redemption Amount that may occur after the Redemption Trigger Valuation Date, and you will not be able to hold your securities to maturity. Therefore, you may be exposed to any decrease in the levels of these Basket Indices on an enhanced basis, and your participation in any increase in the levels of these Basket Indices on a reduced basis.

THE INCLUSION OF THE ADJUSTMENT FACTORS REDUCES THE PAYMENT AT MATURITY OR UPON AN EARLY REDEMPTION — The payment at maturity or upon an early redemption will be reduced because of the inclusion of an Adjustment Factor in the calculation of the performance of each Basket Index. The Adjustment Factors for each of the Rebalancing Indices reduce their Period Index Returns by approximately 0.25% each quarter the securities remain outstanding. The dollar amount by which the Adjustment Factors reduce the Index Notional Exposures, and therefore the Redemption Amount, increases as the Reference Levels of the Basket Indices increase on the relevant Valuation Dates. In addition, because of the leveraged exposure to the Basket Indices, the Adjustment Factors will reduce the Redemption Amount on a leveraged basis. The Adjustment Factor of each of the Rebalancing Indices is applied to the Period Index Return for each of the Rebalancing Indices, respectively, on each Observation Date, the Final Valuation Date, the Redemption Trigger Valuation Date or the Investor Redemption Valuation Date, as applicable. The Fed Funds Adjustment Factor is applied to the Fed Funds Index Return, on the Final Valuation Date, the Redemption Trigger Valuation Date or the Investor Redemption Valuation Date, as applicable. The Adjustment Factors will reduce the return on the securities regardless of whether the Reference Level on any Valuation Date is greater than, less than or equal to the Reference Level on the immediately preceding Observation Date (or, in the case of the Fed Funds Adjustment Factor, on the Trade Date).  At maturity or upon an early redemption, you will receive less than your initial investment unless the Redemption Amount, after taking into account the Adjustment Factors, is equal to or greater than $1,000 per $1,000 Face Amount of securities.

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity, commodity, currency or derivative transactions, such as over-the-counter options or exchange-traded instruments. We and our affiliates are also active participants in the relevant markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more equity, commodity or currency transactions.  In addition, we or one or more of our affiliates may hedge our equity, commodity or currency exposure from the securities by entering into various he dging transactions. Such trading and hedging activities may have material adverse effect on the equity, commodity or currency prices and consequently have a negative impact on the performance of the Basket Indices and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Basket Indices on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Indices. By introducing competing products into the marketplace in this manner, we or our affiliates could ad versely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the securities.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity and may adversely affect the price, if any, at which the Issuer or its affiliates may be willing to purchase the securities from you in the secondary market. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange and the Issuer and its affiliates, although they may do so, will have no obligation to offer to purchase the securities in the secondary market.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities, and being the index sponsor for the Basket Indices and Base Indices, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the Basket Level on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

THE CORRELATION AMONG THE BASKET INDICES COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Basket Indices increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased correlation among the Basket Indices, in particular in a down market. The value of the securities may also be adversely affected by decreased correlation between the Basket Indices, meaning the positive performance of one Basket Index could be entirely offset by the negative performance of the other.

THE BASKET INDICES ARE UNEQUALLY WEIGHTED — The Basket Indices are unequally weighted. Accordingly, performances by the Basket Indices with higher weightings will influence the Redemption Amount to a greater degree than the performances of Basket Indices with lower weightings. If one or more of the Basket Indices with higher weightings perform poorly, that poor performance could negate or diminish the effect on the Redemption Amount of any positive performance by the lower weighted Basket Indices.

COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that comprise the components of the Booster Base Index, the Harvest Base Index and each Momentum Base Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The effect on the value of the securities of any future regulatory change, including but not limited to changes result ing from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial

Securities Fact Sheet

and adverse to your interest.  For example, we may become subject to position limits on certain commodities, including commodities included in the Booster Base Index, the Harvest Base Index and each Momentum Base Index.  Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Te rms of the Securities — Commodity Hedging Disruption Events” in this term sheet.

COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the constituents of the Booster Base Index, the Harvest Base Index and each Momentum Base Index may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Booster Base Index, the Harvest Base Index and each Momentum Base Index, consequently the levels of the Booster Index, the Harvest Index and Moment um Index and the value of your securities in varying ways, and different factors may cause the values of the constituents of the Booster Index, the Harvest Index and Momentum Index, and the volatility of their prices to move in inconsistent directions at inconsistent rates.

IF THE LIQUIDITY OF THE COMMODITIES INCLUDED IN THE BASE INDICES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date, the Redemption Trigger Valuation Date  or the Investor Redemption Valuation Date would likely have an adverse effect on the closing levels of the Booster Base Index, the Harvest Base Index and each Momentum Base Index and, therefore, on the levels of the Booster Index, the Harvest Index and the Momentum Index, and the return on your securities. Limited liquidity relating to the commodities incl uded in the Booster Base Index, the Harvest Base Index and each Momentum Base Index may also result in the Index Sponsor being unable to determine the levels of the Booster Base Index, the Harvest Base Index, each Momentum Base Index, the Booster Index, the Harvest Index or the Momentum Index using its normal means.

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a resul t of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the levels of the Booster Base Index, the Harvest Base Index and each Momentum Base Index, and, therefore, the levels of the Booster Index, the Harvest Index, the Momentum Index and the value of your securities.

THE MOMENTUM INDEX IS SUBJECT TO STRATEGY RISK — The Momentum Index rebalances the weights given to each of the Momentum Base Indices based on signals of the overall commodity environment on the Momentum Index’s Monthly Observation Date (as defined in term sheet No. 1357/A), as measured by the momentum of the 14 underlying commodities of the Momentum Index. If the overall commodity environment is deemed to be bullish, the Momentum Index invests into those Momentum Base Indices that show positive momentum and if the overall commodity environment is deemed to be bearish, the Momentum Index takes a short position in those Momentum Base Indices that show negative momentum. If the environment is trending sideways without clear momentum signals, the Momentum Index stays neutral and does not invest in any of the Momentum Base Indices.

The momentum strategy may not be successful and the assumptions on which the strategy is predicated may not prove to be accurate. If the momentum strategy is not successful, the level of the Momentum Index, and consequently the return on your securities, may be adversely affected.

THE TRENDS INDEX IS SUBJECT TO STRATEGY RISK — The strategy of the Trends Index is to systematically select long and short positions in Eurodollar futures contracts in order to capture returns generated by trends in short-term interest rates. If the Trends Index methodology suggests that short-term rates are expected to go down, the Trends Index will take a long position in the fifth available Eurodollar futures contract (ranked chronologically), and if the Trends Index methodology suggests that short-term rates are expected to go up, the Trends Index will take a short position in the fourth Eurodollar futures contract.  A position switch in the holdings of the Trends Index may happen only at quarterly rebalancing dates.

The strategy of the Trends Index may not be successful and the assumptions on which the strategy is predicated may not prove to be accurate.  If the strategy of the Trends Index is not successful, the level of the Trends Index, and consequently the return on your securities, may be adversely affected.

EMERALD STRATEGY RISK — EMERALD reflects a strategy that aims to monetize the difference between daily volatility and weekly volatility exhibited by the S&P® 500 Index by periodically buying daily volatility and selling weekly volatility on the S&P® 500 Index in equal notional amounts.  EMERALD will appreciate if daily realized volatility exceeds weekly realized volatility over a given week, but will decline if daily realized volatility is less than weekly realized volatility over a given week.  There is no assurance that EMERALD will appreciate during the term of the securities.  The strategy utilized by EMERALD may not be successful, and the level of EMERALD may decline during the term of the securities.

THE VOLATILITY HARVEST INDEX STRATEGY RISK — The Volatility Harvest Index reflects a strategy that aims to generate consistent returns from implied volatility, realized volatility and mean reversion in the S&P 500® Index. The Volatility Harvest Index seeks to achieve its aim via a fixed weight combination of notional investments in the three Strategy Indices: 67.5% for ImpAct, 52.5% for EMERALD and 30.0% for ELVIS II. The fixed weights are intended to allow the Volatility Harvest Index to be "volatility neutral" a nd "non-directional" such that it aims to achieve performance regardless of whether volatility (implied or realized) increases or decreases in respect of the S&P 500® Index.  The strategy utilized by the Volatility Harvest Index may not be successful, and the level of the Volatility Harvest Index may decline during the term of the securities.

HAVEN STRATEGY RISK — The Haven Index employs a volatility filter based on the comparison of the long-term and short-term moving averages of one-week implied volatility of EUR/USD at-the-money options to dynamically adjust its notional participation, up to a maximum of 100%, in the Haven Base Index.  If the short-term average exceeds the long-term average, the volatility filter will reduce the Haven Index’s notional participation in the Haven Base Index. Conversely, if the short-term average falls below the long-term average, the vola tility filter will increase the notional participation in the Haven Base Index, up to the maximum of 100%.  Therefore, your exposure to any increase or decrease in the level of the Haven Base Index may be less than 100%. You may not be able to fully participate in the appreciation of the Haven Base Index if the volatility filter reduces the Haven Index’s notional participation in the Haven Base Index to less than 100%, and you may suffer a greater loss if the Haven Base Index depreciates while the volatility filter increases the notional participation in the Haven Base Index.

The Haven Base Index is intended to reflect a strategy of purchasing 3-month forward contracts on certain currencies in jurisdictions with high interest rates and selling 3-month forward contracts on certain currencies in jurisdictions with low interest rates. This strategy may not be successful and the assumptions on which the strategy is predicated may not prove to be accurate.

If the strategy of the Haven Index or the Haven Base Index is not successful, the level of the Haven Index, and consequently the return on your securities, may be adversely affected.

CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the components reflected in the Haven Base Index, the performance of the Haven Index and the value of your securities in varying ways, and different factors may cause the values of the components of the Haven Base Index and the volatility of their prices to move in inconsistent directions at inconsistent rates.

THE X-ALPHA INDEX CONSTITUENT PAIRS ARE NOT EQUALLY WEIGHTED IN THE X-ALPHA MODEL AND MAY OFFSET EACH OTHER — The X-Alpha Index uses a rules-based, mathematical model (the “X-Alpha Model”) that reflects the performance of eight Deutsche Bank proprietary equity indices (collectively, the “DB Regional Style Indices“) relative to the performance of four regional equity benchmark indices maintained by third-party sponsors (collectively, the “Benchmark Indices” and, together with the DB Regional Style Indices, the “X-Alpha Liquid Alpha Constituents”). The closing level of the X-Alpha Index on any trading day will depend on the performance, in relation to each pair of X-Alpha Liquid Alpha Constituents which consists of a DB Regional Style

Securities Fact Sheet

Index and a Benchmark Index (each, an “X-Alpha Index Constituent Pair”), of each DB Regional Style Index compared to the Benchmark Index with which it is paired. The X-Alpha Index Constituent Pairs are assigned different weightings in the X-Alpha Index. Positive returns generated by one or more X-Alpha Index Constituent Pairs may be moderated by smaller positive returns or offset by negative returns generated by the other X-Alpha Index Constituent Pairs, particularly if the X-Alpha Index Constituent Pairs that generate positive returns are assigned relatively low weightings in the X-Alpha Model.

THE RETURNS OF THE X-ALPHA INDEX CONSTITUENT PAIRS WILL BE EXPOSED TO FLUCTUATIONS IN EXCHANGE RATES — For the purposes of determining the returns of the X-Alpha Index Constituent Pairs (each consisting of a DB Regional Style Index together with a Benchmark Index), the currency in which any DB Regional Style Index or Benchmark Index (if such currency is not U.S. dollars) will be converted into U.S. dollars at the relevant spot exchange rate. Any positive or negative return that is generated as a result of the performance of a DB Regional Style Index compared to that of a Benchmark Index with which it is paired is exposed to fluctuations in the exchange rate between the U.S. dollar and the currency in which suc h DB Regional Style Index and such Benchmark Index are publicly quoted.

SOME OF THE REBALANCING INDICES HAVE EMBEDDED COSTS — Some of the Rebalancing Indices have embedded costs, which apply regardless of the performance of the Rebalancing Indices. These embedded costs will reduce the return of the relevant Rebalancing Indices. These embedded costs are in addition to, and irrespective of, the Adjustment Factors.

THE BASKET INDICES HAVE LIMITED PERFORMANCE HISTORY — Calculation of the levels of the Basket Indices began on the following dates:

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and the Internal Revenue Service or a court might not agree with the tax consequences described in the accompanying term sheet.

See “Risk Factors” in the accompanying term sheet for more information.
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 1357/A and the underlying supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplemen t, term sheet No. 1357/A and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Basket Index	Inception Date
Fed Funds Index	October 15, 2007
Booster Index	October 12, 2010
Harvest Index	May 11, 2008
EMERALD	October 12, 2009
Haven Index	October 15, 2010
Trends Index	November 3, 2010
Volatility Harvest Index	August 25, 2010
X-Alpha Index	October 31, 2007
Momentum Index	October 18, 2010
Some of the Basket Indices have limited performance history, and no actual investment which allowed tracking of the performance of these Basket Indices was possible before these respective dates.

AN INVESTMENT LINKED OR RELATED TO THE X-ALPHA INDEX WILL NOT NECESSARILY BE THE SAME AS AN INVESTMENT IN ANY DB REGIONAL STYLE INDEX, THE BENCHMARK INDEX WITH WHICH IT IS PAIRED OR IN ANY OF THEIR UNDERLYING COMPONENTS — The X-Alpha Index closing level on any trading day will depend on the performance, in relation to an X-Alpha Index Constituent Pair, of each DB Regional Style Index compared to the Benchmark Index with which it is paired. If the overall performance of the DB Regional Style Indices compared to the Benchmark Indices, when measured by reference t o each X-Alpha Index Constituent Pair, is positive, the X-Alpha Index closing level will rise. Conversely, if the overall performance of the DB Regional Style Indices compared to the Benchmark Indices, when measured by reference to each X-Alpha Index Constituent Pair, is negative, the X-Alpha Index closing level will fall. Even if a DB Regional Style Index achieves a positive return, the X-Alpha Index Constituent Pair of which it is a member could achieve a negative return if the Benchmark Index included in such Index Constituent Pair achieves a greater positive return. Therefore, whether or not the X-Alpha Index closing level rises or falls depends not only on whether or not the levels of any of the DB Regional Style Indices and/or the Benchmark Indices rise or fall but rather on the overall comparative performance of the DB Regional Style Indices to the relevant Benchmark Indices when measured by reference to each X-Alpha Index Constituent Pair. You should, therefore, carefully consider the composition and calculation of each DB Regional Style Index and each Benchmark Index which together form each X-Alpha Index Constituent Pair.